Exhibit 99.2

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

CAROLINA GROUP REPORTS
NET INCOME FOR THE THIRD QUARTER OF 2007

     NEW YORK, October 29, 2007—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2007 third quarter of $233.6 million, compared to $202.9 million in the 2006 third quarter. The increase in net income is primarily due to higher effective unit prices resulting from a December 2006 price increase and lower sales promotion expenses (accounted for as a reduction to net sales), partially offset by an increase in expenses for the State Settlement Agreements.

     Net income per share of Carolina Group stock (NYSE:CG) for the third quarter of 2007 was $1.34, compared to $1.17 in the comparable period of the prior year. Carolina Group stock represented a 62.4% and 58.1% economic interest in the Carolina Group for the three months ended September 30, 2007 and 2006, respectively.

     Net sales for the Carolina Group were $1,043.8 million in the third quarter of 2007, compared to $986.0 million in the 2006 third quarter.

     Carolina Group net income for the first nine months of 2007 was $649.4 million, compared to $540.2 million in the the first nine months of 2006. The increase in net income is primarily due to higher effective unit prices resulting from a December 2006 price increase and lower sales promotion expenses (accounted for as a reduction to net sales), partially offset by an increase in expenses for the State Settlement Agreements.

     Net income per share of Carolina Group stock for the first nine months of 2007 was $3.73, compared to $3.16 in the comparable period of the prior year.

     Net sales for the Carolina Group were $3.012 billion in the first nine months of 2007, compared to $2.818 billion in the comparable period of the prior year.

     Results of operations of the Carolina Group include interest expense on notional intergroup debt of $11.6 million, $17.5 million, $39.1 million and $54.9 million, net of taxes, for the three and nine months ended September 30, 2007 and 2006, respectively. At September 30, 2007, $829.1 million principal amount of notional intergroup debt was outstanding.

     The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

     As of September 30, 2007 there were 108,445,516 shares of Carolina Group stock outstanding, representing a 62.4% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

# # #

     A separate press release reporting Loews Corporation’s consolidated results for the third quarter of 2007 is being issued contemporaneously with this report.

     A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, Monday, October 29, 2007. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757.

Carolina Group
Financial Review

	September 30,
	Three Months		Nine Months
	2007	2006	2007	2006

	(Amounts in millions, except per share data)

Net sales (a)	$1,043.8	$986.0	$3,012.2	$2,818.1

Cost of sales (a) (b)	613.9	573.7	1,771.7	1,638.0
Selling, advertising and administrative (c)	81.7	83.6	246.5	285.4

Total operating costs and expenses	695.6	657.3	2,018.2	1,923.4

Operating income	348.2	328.7	994.0	894.7
Investment income and other (d)	36.0	29.7	96.7	77.0
Interest expense	(19.3)	(28.3)	(65.5)	(89.6)

Income before income taxes	364.9	330.1	1,025.2	882.1
Income taxes	131.3	127.2	375.8	341.9

Net income	233.6	202.9	649.4	540.2
Earnings attributable to the Loews Group intergroup
interest (e)	87.9	85.0	244.4	260.9

Income attributable to Carolina Group shareholders (f)	$145.7	$117.9	$405.0	$279.3

Per share of Carolina Group stock	$1.34	$1.17	$3.73	$3.16

Weighted diluted number of shares	108.58	100.59	108.55	88.43

Notional, intergroup debt owed by the Carolina Group to
the Loews Group
September 30, 2007	$829.1
December 31, 2006	1,229.7

(a)	Includes excise taxes of $180.7, $185.8, $522.4 and $526.4 for the respective periods.
(b)	Includes charges of $277.1, $242.8, $801.4 and $696.3 ($177.5, $149.3, $507.6 and $426.4 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes restructuring costs of $0.9 and $16.4 for the three and nine months ended September 30, 2006, related to early retirement and curtailment charges for Lorillard's pension and other postretirement benefit plans.

(d)	Includes income from limited partnership investments of $11.5, $6.2, $30.8 and $16.6 ($7.4, $3.8, $19.5 and $10.1 after taxes) for the respective periods.
(e)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 65,445,000 shares of 173,890,516 share and share equivalents outstanding as of September 30, 2007 and share equivalents amounting to 65,445,000 shares of 173,754,871 share and share equivalents outstanding as of September 30, 2006. As of September 30, 2007, there were 108,445,516 shares of Carolina Group stock outstanding.

(f)	Represents 62.4%, 58.1%, 62.4% and 51.7% of the economic interest in the Carolina Group for the respective periods.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	Three Months		Nine Months
	2007	2006	2007	2006

Full Price Brands

Total Newport	8,674,317	8,818,802	25,122,346	24,956,957
Total Kent Family	126,111	155,001	370,818	460,020
Total True	114,803	133,367	334,913	389,231
Total Max	7,299	8,418	22,020	25,551
Total Satin		1,224	72	3,894

Total Full Price Brands	8,922,530	9,116,812	25,850,169	25,835,653

Price/Value Brands

Total Old Gold	157,920	212,550	469,478	607,659
Total Maverick	385,492	293,195	1,007,008	788,927

Total Price/Value Brands	543,412	505,745	1,476,486	1,396,586

Total Domestic Cigarettes	9,465,942	9,622,557	27,326,655	27,232,239

Total Puerto Rico and U.S. Possessions	190,050	189,348	592,794	589,380

Grand Total	9,655,992	9,811,905	27,919,449	27,821,619

Notes:

1.	This information is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.